Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) pertaining to the IDI, Inc. 2015 Stock Incentive Plan of our report dated June 24, 2014, with respect to the consolidated financial statements of Fluent, Inc. and subsidiaries as of December 31, 2013 and for the years ended December 31, 2013 and 2012, included in the Current Report on Form 8-K of IDI, Inc. dated December 2, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 3, 2016